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                                                              EXHIBIT 11.4

                  U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                   PRO FORMA EARNINGS PER SHARE CALCULATION
                                 JULY 31, 1996

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
Number of shares issued and outstanding...........                     439,650
Anchor preferred stock converted to common........                     205,000
Conversion of debentures ($500,000 principal).....                     125,000
New issue per prospectus, limited to use of proceeds:
   Total use of proceeds (A)......................   $7,813,000
   Net proceeds per share = $10,407,000/3,100,000.       $3.36       2,325,298
                                                         -----       ---------
Total pro forma common shares outstanding.........                   3,094,948
                                                                     =========
NET INCOME........................................                  $  266,000
                                                                    ==========
EARNINGS PER SHARE................................                    $0.09
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(A) Includes acquisition of Steamboat Facilities, repayment of loans and accrued interest, purchase of interest in NRG and termination fee paid to Solvation.